Exhibit 99.1

PS BUSINESS PARKS, INC.
701 Western Avenue                                        Tel:  (818) 244-8080
Glendale, CA 91201-2349                                   Fax:  (818) 548-9288





To:    All  Directors  and Section 16 Executive  Officers of PS Business  Parks,
       Inc.

From:  Stephanie G. Heim

Date:  October 31, 2005

Re:    Notice of Blackout Period

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Effective  December  19, the Public  Storage  401(k)  Profit  Sharing Plan ("the
Plan") will make several changes to the investment options offered by the Plan. As a result of these changes, Plan participants, which include PS Business Parks employees, will temporarily be unable to direct or diversify investments in their accounts, including PS Business Parks securities held in the Plan (the "Blackout Period"). The Blackout Period is scheduled to begin on December 1, 2005 and is expected to end December 19, 2005. The Blackout Period will overlap with PS Business Parks' regularly scheduled trading blackout period for the fourth quarter.

This notice is to advise you of the upcoming Blackout Period, during which you will not be permitted directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of PS Business Parks if the equity security was acquired in connection with your service or employment as a Director or Executive Officer, as defined by Section 16 of the Securities Exchange Act of 1934. As a result, during this Blackout Period, you will be unable to buy or sell any PS Business Parks stock or securities, including any transactions outside the Plan, and unable to exercise PS Business Parks stock options, if you acquired the securities as a result of being a director or executive officer.

If you have any questions  concerning  this notice,  please call Jack Baumann at
(818) 244-8080,  extension 318, Stephanie Heim at (818) 244-8080, extension 319, or David Goldberg at (818) 244-8080, extension 529.